Exhibit 99.B(h)(7)

Dated as of:

May 19, 2011

Schedule A

to the

Transfer Agency Agreement

between

The Boston Trust & Walden Funds

(f/k/a Coventry Group)

and

Boston Trust & Investment Management

(f/k/a United States Trust Company of Boston)

Name of Fund

Boston Trust Balanced Fund

Boston Trust Equity Fund

Boston Trust Small Cap Fund

Boston Trust Midcap Fund

Walden Social Balanced Fund

Walden Social Equity Fund

Walden Midcap Fund

Walden Small Cap Innovations Fund

THE BOSTON TRUST & WALDEN FUNDS		BOSTON TRUST & INVESTMENT MANAGEMENT COMPANY (F/K/A/ UNITED STATES TRUST COMPANY OF BOSTON)

By:	/s/ Lucia Santini	By:	/s/ William Apfell

Name:	Lucia Santini	Name:	William Apfell

Title:	President	Title:	EVP